UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Marqeta, Inc.
(Name of Registrant as Specified In Its Charter)
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Amended and Restated Non-Employee Director Compensation Policy

On May 31, 2024, the Board of Directors (the “Board”) of Marqeta, Inc. (the “Company”) approved the amendment and restatement of the Company’s Non-Employee Director Compensation Policy (the “Policy”) to reflect the following changes:

a.Committee Chairperson Compensation: Committee Chairpersons who are not employees or officers of the Company or its subsidiaries (“Outside Directors”) will now receive incremental cash retainers. An Outside Director serving as Chairperson of the Audit Committee, the Compensation Committee, the Nomination and Governance Committee, or the Payments Innovation Committee shall receive an additional annual retainer of $20,000, $15,000, $10,000, or $50,000, respectively, for such service.
b.Independent Chairperson Compensation: On the date of the Company’s annual meeting of stockholders, the Independent Chairperson of the Board will receive a restricted stock unit grant on the date of such annual meeting (the “IC Grant”) with a value of $50,000 that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services. The IC Grant will replace the Lead Independent Director Grant, as the role of Lead Independent Director will transition to an Independent Chairperson role.
c.Cash in Lieu of Equity: Outside Directors may choose to receive their Annual Grant, as defined in the Policy, as cash in lieu of equity. Cash payments vest and will be paid in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services. In order to receive cash in lieu of equity for the Annual Grant and the IC Grant, an Outside Director or the Independent Chairperson of the Board must satisfy the stock ownership requirements set forth in the Company’s Stock Ownership Guidelines Policy and have served as a director for at least five years.

In addition, on May 31, 2024, the Board approved the formation of the Payments Innovation Committee (the “Committee”), effective as of June 1, 2024. The initial members of the Committee will be Jason Gardner and Simon Khalaf. Alpesh Chokshi, if elected at the 2024 annual meeting of stockholders, will also be a member of the Committee.